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                                                                   EXHIBIT 99.1

For immediate release
January 29, 1998

                              PRESS RELEASE
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                          BYL BANCORP ANNOUNCES
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                   BYL BANCORP TO ACQUIRE DNB FINANCIAL
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Yorba Linda, CA. -- BYL Bancorp ("BYL") (NASDAQ NMS:BOYL), parent company of the Bank of Yorba Linda, and DNB Financial ("DNB"), the parent company of De Anza National Bank, announced today the execution of a Definitive Agreement ("Agreement") for BYL to acquire DNB. Under the terms of the acquisition, DNB will be merged with and into BYL, and De Anza National Bank will become an operating division of the Bank of Yorba Linda. The transaction will be structured as a pooling of interests through a tax-free exchange of BYL shares of common stock for all outstanding shares of DNB common stock.

DNB is a closely held, $73.4 million total asset bank holding company whose subsidiary, De Anza National Bank, operates three full-service commercial banking branches in Mira Loma, Indian Hills, Riverside in Riverside County, California.

The Agreement has been approved by the boards of directors of both companies and is subject to the approval of the shareholders of both BYL and DNB and appropriate regulatory agencies. The merger is expected to close by May 31, 1998.

Under the terms of the Agreement, if the transaction closes on May 31, 1998, the estimated total transaction value will be approximately $20.0 million. Assuming a closing on May 31, 1998, approximately 4.59 BYL shares will be exchanged at a stipulated value of $18.75 per BYL share for each of the 232,423 DNB shares, or a total of approximately 1,067,700 BYL shares. The estimated total transaction value at May 31, 1998 represents approximately
2.5 times the estimated DNB tangible book value at May 31, 1998 and approximately 25.7 times the DNB estimated net income for the twelve months ended May 31, 1998.

The aggregate transaction value for DNB will be subject to adjustment based upon the tangible book value of DNB at the date of closing. The aggregate transaction value will be the sum of (a) $19,569,722, or approximately 2.53 times the DNB tangible book value at December 31, 1997 and (b) 1.5 times the change in the DNB tangible book value between December 31, 1997 and the closing.

The total number of BYL shares to be exchanged will be determined by dividing the aggregate transaction value for DNB by the stipulated value of $18.75 per BYL share. The stipulated value per BYL share will be adjusted if the average closing BYL stock price during the pricing determination period is greater than $22.50 or less than $15.00 per share. The pricing determination period will be the twenty consecutive trading days ending three days prior to the closing of the transaction. BYL may terminate the transaction if the average closing price during the pricing determination period is less than $12.19 per share, and DNB may terminate if the average closing price during the pricing determination period is greater than $25.31 per share. If the stipulated value per BYL share of $18.75 is adjusted, the amount of the adjustment will equal one half of the difference between the average closing price per BYL share during the pricing determination period and $18.75.

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                                                          Press Release, Page 2
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DNB is a well-capitalized institution with a tangible equity to tangible assets ratio of 10.52% at December 31, 1997. Additionally, DNB's 1997 net earnings of $745,228 represented a 10.96% return on average equity and a 1.05% return on average assets. Non-performing assets were 0.83% of total assets at December 31, 1997.

"The combination with DNB significantly expands and enhances the Bank of Yorba Linda's retail banking franchise from its existing base in Orange County into the contiguous Riverside County market," said Robert Ucciferri, BYL's President and Chief Executive Officer. "It will significantly increase the Bank's assets by approximately 45% to almost $240 million and will be accretive both to BYL's earnings in 1998 and 1999 and BYL's capital. De Anza National Bank is an excellent institution with a strong banking franchise, solid earnings and excellent asset quality. Importantly, this transaction will significantly increase the magnitude of our conventional banking activities while providing an opportunity to expand the highly profitable fee income generating activities of our Mortgage and SBA Divisions and our recently established Auto Dealer Indirect Lending Center," Mr. Ucciferri continued.

Neil Hatcher, President and Chief Executive Officer of DNB, stated, "We look forward to having our shareholders participate in the outstanding success which BYL has posted for its shareholders. Over the last eighteen months, the Bank of Yorba Linda has been the outstanding performer among its peer group of southern California banking institutions. BYL brings to our service area a unique expertise in SBA and Mortgage loans which when combined with our expertise in traditional commercial business lending will give the business customer a vast array of new services from which to choose. Additionally, because of BYL's community orientation, our retail customers will continue to receive the top quality service they expect and deserve", Mr. Hatcher stated.

The BYL Bancorp is a California corporation headquartered in Yorba Linda, California with total assets of $164.6 million as of December 31, 1997. Its principal operating subsidiary is the Bank of Yorba Linda. The Bank's primary market area is Orange County, California in which it operates five full-service banking centers and two divisional loan origination offices. Additionally, the Bank has mortgage loan origination offices in Utah and Washington State. The Bank specializes in originating and selling non-conforming and conforming residential real estate loans and Small Business Administration ("SBA") guaranteed loans. The Bank is the recipient of the prestigious Bauer Financial Reports five star rating for 1996, the highest financial performance ranking given to banking institutions by this nationally recognized financial institution rating service. The shares of common stock of BYL Bancorp trade on the NASDAQ National Market System under the symbol "BOYL."

For Further Information Please Contact:

BYL Bancorp/Bank of Yorba Linda
       Robert Ucciferri, President and Chief Executive Officer
       Barry J. Moore, Senior Executive Vice President and
       Chief Financial Officer
       714-996-1800

DNBF Financial
       Neil F. Hatcher, President and Chief Executive Officer
       909-360-8068